News Release

SINCLAIR REPORTS FOURTH QUARTER 2022 FINANCIAL RESULTS

BALTIMORE (February 22, 2023) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three and twelve months ended December 31, 2022. The results reflect the deconsolidation of the local sports segment comprised of the regional sports networks (RSNs), which are owned and operated by Diamond Sports Group ("DSG") and its direct and indirect subsidiaries, from the Company's financial statements and accounted for under equity method of accounting, effective March 1, 2022. As such, the year-to-date 2022 consolidated financial results only include two months results of operations of the local sports segment, while the consolidated financial results for the comparable 2021 periods include results of operations of the local sports segment for the full periods.

Highlights:
•Record 2022 Broadcast and other media revenue increased 10% compared to 2021
•Record 2022 Broadcast and other total advertising revenue increased 22% compared to 2021
•Record fourth quarter media revenue of $952 million increased 19% from the same period a year ago
•Record fourth quarter Broadcast and other total advertising revenue of $503 million increased 58% from the same period a year ago

CEO Comment:
"Sinclair had a solid finish to 2022, setting records for our Broadcast and other advertising and distribution revenues. Strong political revenues were a big factor in the record results, demonstrating the strong value proposition TV continues to offer in reaching the masses," said Chris Ripley, Sinclair's President & Chief Executive Officer. "We entered 2023 financially strong and are well-positioned to weather whatever economic environment we face in the year ahead."

Ripley continued, "Our focus remains on raising the bar of the viewing experience, through providing higher quality programming and increased functionality and interactivity, engaging the viewer at a whole new level. We are ramping up our investment in several areas this year to help drive our business forward, including investments in technology and in our four growth pillars - multi-platform content, marketing services, data distribution, and community & interactivity. We continue to build on our progress in developing the ATSC 3.0 broadcasting standard which we believe will offer numerous incremental business use cases for the entire industry, creating an important diversified revenue stream into the future. Our leadership position in helping develop the technology and in validating its market potential position us well to capitalize on this exciting next chapter of broadcasting."

Recent Company Developments:

Content and Distribution:
•In 2022, Sinclair's newsrooms won a total of 290 journalism awards.
•In February 2023, the Company announced that its free, over-the-air multicast networks COMET, CHARGE!, and TBD will add 2.4 million households through upgraded local broadcast affiliates and linear carriage. This brings the total new coverage since the start of 2022 to nearly 17 million households.

Community:
•In January 2023, the Company began taking applications for its 2023 Broadcast Diversity Scholarship, which has awarded more than $250,000 in tuition assistance since 2013.

Investment Portfolio:
•As of December 31, 2022, the Company estimated the fair market value of its investment portfolio, which includes investments in real estate, private equity and venture capital funds, as well as direct investments in companies, at approximately $1,200 million, or approximately $17 per share.
•During the fourth quarter 2022, Sinclair made investments of approximately $8 million into its portfolio of investments and received distributions, including exit payments, of approximately $23 million.
•For 2022, the Company’s investment portfolio generated $119 million of cash distributions to Sinclair, with $38 million attributable to returned capital and $81 million attributed to gains from sales and distributions of excess profits.

NextGen Broadcasting (ATSC 3.0):
•In November 2022, the Company entered into a Memorandum of Understanding with Hyundai Mobis, one of the world’s largest automotive parts and services companies, to collaborate on the development and implementation of ATSC 3.0-enabled automotive business models in both Korea and the United States.
•To date, the Company has launched NextGen TV in 36 markets, including recent launches in Champaign & Springfield - Decatur, IL and Birmingham/Tuscaloosa, AL. NextGen TV is available in approximately 65% of the households in Sinclair’s licensed footprint.

Three Months Ended December 31, 2022 Consolidated Financial Results:
•Total revenues decreased 35% to $960 million versus $1,476 million in the prior year period. Media revenues decreased 35% to $952 million versus $1,460 million in the prior year period primarily due to the deconsolidation of DSG on March 1, 2022 (the ‘Deconsolidation’). Excluding DSG, total revenues increased 18% and media revenues increased 19% compared to the prior year period.

•Total advertising revenues of $503 million increased 31% versus $383 million in the prior year period. Excluding DSG, total advertising revenues increased 58% from $319 million in the prior year period. Core advertising revenues, which excludes political revenues, of $331 million were down 9% versus $364 million in the prior year period. Excluding DSG, core advertising revenues increased 10% from $301 million in the prior year period. The prior year period was impacted by a cyber incident which reduced revenues by an estimated $63 million. Excluding the cyber incident and DSG results, core advertising revenues for the fourth quarter would have decreased 9%.

•Distribution revenues of $415 million decreased versus $1,048 million in the prior year period due to the Deconsolidation. Excluding DSG, distribution revenues decreased 2% from $425 million in the prior year period.

•Operating income of $253 million, including non-recurring costs for transaction and transition services, COVID, legal, and regulatory costs ("Adjustments") of $10 million, increased 52% versus operating income of $165 million in the prior year period, which included Adjustments of $19 million. Operating income, when excluding the Adjustments, was $263 million compared to an operating income of $184 million in the prior year period. Excluding DSG, operating income, excluding Adjustments, increased 110% from $125 million in the prior year period.

•Net income attributable to the Company was $55 million versus net loss of $89 million in the prior year period. Excluding Adjustments, net income was $63 million. Net loss from DSG in the prior year period was $69 million.

•Adjusted EBITDA increased 32% to $309 million from $234 million in the prior year period. Adjusted EBITDA from DSG in the prior year period was $34 million.

•Diluted earnings per common share was $0.79 as compared to diluted loss per common share of $1.18 in the prior year period. On a diluted per-share basis, the impact of Adjustments was ($0.11) and the impact of Adjustments in the prior year period was ($0.19). Diluted loss per common share from DSG in the prior year period was $0.94.

Twelve Months Ended December 31, 2022 Consolidated Financial Results:
•Total revenues decreased 36% to $3,928 million versus $6,134 million in the prior year period. Media revenues decreased 36% to $3,894 million versus $6,083 million in the prior year period primarily due to the Deconsolidation. Excluding DSG, total revenues increased 9% to $3,470 million from $3,187 million in the prior year period and media revenues also increased 10% to $3,436 million from $3,136 million in the prior year period.

•Total advertising revenues of $1,614 million decreased 5% versus $1,691 million in the prior year period primarily due to the Deconsolidation. Excluding DSG, total advertising revenues increased 22% to $1,570 million from $1,282 million in the prior year period. Core advertising revenues, which excludes political revenues, of $1,283 million, were down 22% versus $1,651 million in the prior year period. Excluding DSG, core advertising revenues decreased less than 1% to $1,238 million from $1,243 million in the prior year period.

•Distribution revenues were $2,143 million versus $4,288 million in the prior year period, decreasing primarily due to the Deconsolidation. Excluding DSG, distribution revenues increased 3% to $1,711 million from $1,669 million in the prior year period.

•Operating income of $3,980 million, including Adjustments of $33 million and a $3,357 million gain on asset dispositions relating to deconsolidating DSG's net liability ("Gain on Deconsolidation"), increased versus operating income of $95 million in the prior year period, which included Adjustments of $113 million. Operating income excluding the Adjustments and Gain on Deconsolidation was $656 million compared to an operating income, excluding Adjustments, of $208 million in the prior year period. Excluding DSG, operating income excluding Adjustments increased 46% to $663 million from $454 million in the prior year period.

•Net income attributable to the Company was $2,652 million versus net loss of $414 million in the prior year period. Excluding Adjustments and the Gain on Deconsolidation, the Company had a net income of $74 million. Net loss from DSG in the first two months of 2022 was $94 million and in the prior year twelve month period was $756 million.

•Adjusted EBITDA decreased 27% to $944 million from $1,300 million in the prior year period. Adjusted EBITDA from DSG in the first two months of 2022 was $54 million and in the prior year twelve month period was $547 million.

•Diluted earnings per common share was $37.54 as compared to diluted loss per common share of $5.51 in the prior year period. On a diluted per-share basis, the impact of Adjustments and the Gain on Deconsolidation was $36.49 and the impact of Adjustments in the prior year period was ($1.16). Diluted loss per common share from DSG in the prior year period was $10.09.

Consolidated and Segment Highlights

The highlights below include the divestiture of WDKA and KBSI in the Cape Girardeau MO/Paducah KY market (February 1, 2021), the acquisition of ZypMedia (February 5, 2021), the divestiture of the license assets in Harlingen, TX (May 24, 2021), the divestiture of Triangle Sign and Service (June 2, 2021), the divestiture of Sinclair's radio stations in the Seattle, WA market (September 27, 2021), and the divestiture of Ring of Honor (May 3, 2022).

Segment financial information is included in the following tables for the periods presented. The Broadcast segment consists primarily of broadcast television stations, which the Company owns, operates or to which the Company provides services. The Local Sports segment consisted primarily of the RSNs and is included in the fourth quarter 2021 results only, due to the March 1, 2022 deconsolidation of the segment from the Company's financial statements. Other and Corporate includes corporate, original networks and content, including Tennis Channel, non-broadcast digital and internet solutions, technical services, and other non-media investments.

Three months ended December 31, 2022	Broadcast		Other and Corporate	Eliminations	Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$372		$43	$—	$415
Advertising revenue	462		49	(8)	503
Other media revenue	31	(a)	3	—	34
Media revenues	$865	(a)	$95	$(8)	$952
Non-media revenue	—		10	(2)	8
Total revenues	$865	(a)	$105	$(10)	$960

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$527		$73	$(8)	$592
Non-media expenses	—		10	(1)	9
Corporate general and administrative expenses	24		21	—	45

Other Highlights:
Program contract payments	19		6	—	25
Capital expenditures	30		1	—	31
Interest expense (net) (b)	1		55	(3)	53
Adjusted EBITDA (c)					$309
(a)The Broadcast segment other media revenue includes $12 million of management and incentive fees for services provided by the Broadcast segment to DSG under a management services agreement which are not eliminated due to the deconsolidation of the Local Sports segment as of March 1, 2022.
(b)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(c)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, COVID, legal, and regulatory costs, as well as certain non-cash items such as stock-based compensation expense; less program contract payments. Refer to the reconciliation on the last page of this press release and the Company's website.

Three months ended December 31, 2021	Broadcast		Other and Corporate	Local Sports		Eliminations		Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$379		$46	$623		$—		$1,048
Advertising revenue	276		68	64		(25)		383
Other media revenue	49	(a)	4	4		(28)	(a)	29
Media revenues	$704		$118	$691		$(53)		$1,460
Non-media revenue	—		18	—		(2)		16
Total revenues	$704		$136	$691		$(55)		$1,476

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$512		$70	$606	(a)	$(54)	(a)	$1,134
Sports rights amortization included in media production expenses	—			438		—		438
Non-media expenses	—		16	—		(1)		15
Corporate general and administrative expenses	33		3	2		—		38

Other Highlights:
Sports rights payments	—		—	496		—		496
Program contract payments	20		5	—		—		25
Capital expenditures(b)	11		3	2		—		16
Interest expense (net) (c)	1		44	102		(4)		143
Adjusted EBITDA (d)								$234
(a)The Broadcast segment includes $29 million of revenue for services provided by the Broadcast segment to the Local Sports segment and Other; the Local Sports segment includes $29 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment; and Other includes less than $1 million of selling, general, and administrative expenses for services provided by the Broadcast segment to Other. Such amounts are eliminated in consolidation.
(b)Capital expenditures exclude $2 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.
(c)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(d)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction and transition service, COVID, legal, and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and program contract payments. Refer to the reconciliation on the last page of this press release and the Company's website.

Consolidated Balance Sheet and Cash Flow Highlights:

•Total Company debt as of December 31, 2022 was $4,265 million.

•Cash and cash equivalents for the Company as of December 31, 2022 was $884 million.

•As of December 31, 2022, 45.8 million Class A common shares and 23.8 million Class B common shares were outstanding, for a total of 69.6 million common shares. During the quarter, the Company repurchased approximately 300 thousand shares under a Rule 10b5-1 plan.

•In December, the Company paid a quarterly cash dividend of $0.25 per share.

•Capital expenditures for the fourth quarter of 2022 were $31 million.

Notes:
Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:
The Company currently expects to achieve the following selected results for the three months ending March 31, 2023 and twelve months ending December 31, 2023. All figures shown in the outlook tables below are rough estimates and presentation with or without ranges is not meant to suggest precision.

For the three months ending March 31, 2023 ($ in millions)	Consolidated
Revenue Highlights:
Advertising revenue	$297 to 312
Distribution revenue	418 to 423
Other media revenue	33
Media revenues	749 to 768
Non-media revenue	19
Total revenues	$768 to 787

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$604 to 610
Non-media expenses	22
Corporate overhead	54
Stock-based compensation and non-recurring costs for transaction, legal, litigation and regulatory fees included in corporate and media expenses above	35
Depreciation, intangible & programming amortization	86

Other Highlights:
Program contract payments	23
Interest expense (net)(a)	60
Net cash tax payments	Less than $1 million
Total capital expenditures	27 to 29
Adjusted EBITDA(b)	$99 to 113
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(b)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense; less programming payments. Refer to the reconciliation on the last page of this press release and the Company's website.

For the twelve months ending December 31, 2023 ($ in millions)	Consolidated
Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$2,392 to 2,407
Non-media expenses	64
Corporate overhead	159
Stock-based compensation and non-recurring costs for transaction, legal, litigation and regulatory fees included in corporate and media expenses above	78
Depreciation, intangible & programming amortization	338

Other Highlights:
Program contract payments	91
Interest expense (net)(c)	253
Net cash tax payments	8
Total capital expenditures	$115 to 125
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(b)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense; less programming payments. Refer to the reconciliation on the last page of this press release and the Company's website.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its fourth quarter 2022 results on Wednesday, February 22, 2023, at 9:00 a.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investor Relations/Events and Presentations." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (888) 506-0062, with entry code 793656.

About Sinclair:

Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) is a diversified media company and a leading provider of local news and sports. The Company owns, operates and/or provides services to 185 television stations in 86 markets affiliated with all the major broadcast networks; owns Tennis Channel and multicast networks Comet, CHARGE! and TBD; and owns and provides services to 21 regional sports network brands. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and the nation’s largest streaming aggregator of local news content, NewsON. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
REVENUES:
Media revenues	$952	$1,460	$3,894	$6,083
Non-media revenues	8	16	34	51
Total revenues	960	1,476	3,928	6,134

OPERATING EXPENSES:
Media programming and production expenses	385	901	1,942	4,291
Media selling, general and administrative expenses	207	233	812	908
Amortization of program contract costs	22	26	90	93
Non-media expenses	9	15	44	57
Depreciation of property and equipment	24	30	100	114
Corporate general and administrative expenses	45	38	160	170
Amortization of definite-lived intangible and other assets	42	113	221	477
Gain on deconsolidation of subsidiary	—	—	(3,357)	—
Gain on asset dispositions and other, net of impairment	(27)	(45)	(64)	(71)
Total operating expenses (gains)	707	1,311	(52)	6,039
Operating income	253	165	3,980	95

OTHER (EXPENSE) INCOME:
Interest expense including amortization of debt discount and deferred financing costs	(68)	(152)	(296)	(618)
(Loss) gain from extinguishment of debt	—	(7)	3	(7)
Income from equity method investments	8	22	56	45
Other income (expense), net	26	(73)	(129)	(14)
Total other expense, net	(34)	(210)	(366)	(594)
Income (loss) before income taxes	219	(45)	3,614	(499)
INCOME TAX (PROVISION) BENEFIT	(157)	4	(913)	173
NET INCOME (LOSS)	62	(41)	2,701	(326)
Net income attributable to the redeemable noncontrolling interests	(6)	(5)	(20)	(18)
Net income attributable to the noncontrolling interests	(1)	(43)	(29)	(70)
NET INCOME (LOSS) ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$55	$(89)	$2,652	$(414)
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings (loss) per share	$0.79	$(1.18)	$37.54	$(5.51)
Diluted earnings (loss) per share	$0.79	$(1.18)	$37.54	$(5.51)
Basic weighted average common shares outstanding (in thousands)	69,680	74,996	70,653	75,050
Diluted weighted average common and common equivalent shares outstanding (in thousands)	69,680	74,996	70,656	75,050

The Company considers Adjusted EBITDA to be an indicator of the operating performance of its assets. The Company also believes that Adjusted EBITDA is frequently used by industry analysts, investors and lenders as a measure of valuation.

Non-GAAP measures are not formulated in accordance with GAAP, are not meant to replace GAAP financial measures and may differ from other companies’ uses or formulations. The Company does not provide reconciliations on a forward-looking basis. Further discussions and reconciliations of the Company's non-GAAP financial measures to comparable GAAP financial measures can be found on its website www.SBGI.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measurements - Unaudited
All periods reclassified to conform with current year GAAP presentation
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Adjusted EBITDA Reconciliation
Net income (loss) attributable to Sinclair Broadcast Group	$55	$(89)	$2,652	$(414)
Add: Income from the redeemable noncontrolling interests	6	5	20	18
Add: Income from the noncontrolling interests	1	43	29	70
Add: Provision (benefit) for income taxes	157	(4)	913	(173)
Add: Other (income) expense	(2)	(21)	9	(21)
Add: Income from equity method investments	(8)	(22)	(56)	(45)
Add: (Income) loss from other investments and impairments	(11)	94	143	36
Add: Loss (gain) from extinguishment of debt/insurance proceeds	—	7	(3)	7
Add: Interest expense	68	152	296	618
Less: Interest income	(13)	(1)	(23)	(1)
Less: Gain on deconsolidation of subsidiary	—	—	(3,357)	—
Less: Gain on asset dispositions and other, net of impairment	(27)	(45)	(64)	(71)
Add: Amortization of intangible assets & other assets	42	113	221	477
Add: Depreciation of property & equipment	24	30	100	114
Add: Stock-based compensation	10	10	43	65
Add: Amortization of program contract costs	22	26	90	93
Less: Cash film payments	(25)	(25)	(103)	(102)
Add: Amortization of sports programming rights	—	438	326	2,350
Less: Cash sports programming rights payments	—	(496)	(325)	(1,834)
Add: Transaction and transition service, COVID, legal and other non-recurring expense	10	19	33	113
Adjusted EBITDA	$309	$234	$944	$1,300

Forward-Looking Statements:
The matters discussed in this news release, particularly those in the section labeled "Outlook," include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words "outlook," "intends to," "believes," "anticipates," "expects," "achieves," "estimates," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the rate of decline in the number of subscribers to services provided by traditional multi-channel video programming distributors; the Company’s ability to generate cash to service its substantial indebtedness; the successful execution of outsourcing agreements; the successful execution of retransmission consent agreements; the successful execution of network and MVPD affiliation agreements; the Company’s ability to compete for viewers and advertisers; pricing and demand fluctuations in local and national advertising; volatility in programming costs; the potential impacts of the war in Ukraine and the COVID-19 pandemic on the Company’s business operations, financial results and financial position and on the world economy; the market acceptance of new programming; the Company’s ability to identify and consummate acquisitions and investments, to manage increased leverage resulting from acquisitions and investments, and to achieve anticipated returns on those investments once consummated; the impact of any loss of key personnel, including talent; the impact of pending and future litigation claims against the Company; material legal, financial and reputational risks and operational disruptions resulting from a breach of the Company’s information systems, including due to the cybersecurity event in October 2021; the impact of FCC and other regulatory proceedings against the Company; uncertainties associated with potential changes in the regulatory environment affecting the Company’s business and growth strategy, and any risk factors set forth in the Company's recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

###

Investor Contacts:
Steve Zenker, SVP, Investor Relations
Billie-Jo McIntire, AVP, Investor Relations
(410) 568-1500

Media Contact:
Sinclair@5wpr.com

Category: Financial